UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2022
Starbucks Corporation
(Exact name of registrant as specified in its charter)

Washington	000-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South, Seattle, Washington 98134
(Address of principal executive offices) (Zip Code)

(206) 447-1575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SBUX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act.    ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2022, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Starbucks Corporation (the “Company”) approved the Starbucks Executive Severance and Change in Control Plan (the “Severance and CIC Plan”) to align more closely the Company’s executive compensation programs with market practice. Eligible participants will consist of the Company’s U.S. based executives at the executive vice president level or above, who have been designated to participate in the Severance and CIC Plan by the Committee, and who have executed a participation agreement. The benefits provided for under the Severance and CIC Plan are subject to the participant’s execution and non-revocation of a release of claims in favor of the Company, and compliance with restrictive covenants, which include, among other provisions, compliance with non-solicitation, non-competition, and non-disparagement requirements (the “Severance Conditions”). The Committee also amended the standard forms of equity award agreements to be used for future equity awards for U.S. based executives at the executive vice president level or above to conform to the terms of the Severance and CIC Plan and clarify the settlement timing of equity awards.

Under the Severance and CIC Plan, a participant whose employment is terminated by the Company without cause will receive the following benefits, subject to the satisfaction of the Severance Conditions: (i) an amount equal to 1.5 times the sum of the participant’s annual base salary plus target annual cash bonus as in effect immediately prior to the participant’s termination date with 50% of such amount to be paid within 10 business days following the date the release becomes effective and irrevocable and the remaining 50% to be paid 18 months after termination, (ii) a pro-rata portion of the participant’s annual cash bonus for the year of termination, based on actual performance (provided any portion of the bonus earned based on individual performance, will assume target performance), (iii) a lump sum cash payment equal to 18 months of COBRA coverage, and (iv) outplacement services, or at the Company’s discretion, up to $25,000 for such services. In addition, each of the participant’s unvested time-based equity awards will be pro-rated based on the participant’s service from the vesting commencement date of the applicable award through the termination date, and will vest according to the original vesting schedule of such award; each of the participant’s unvested performance-based equity awards will be pro-rated based on the participant’s service from the vesting commencement date of the applicable award through the termination date and will be earned based on actual performance as determined at the conclusion of the relevant performance period; and each of the participant’s vested stock option awards will remain exercisable for 36 months from the participant’s termination date.

Under the Severance and CIC Plan, a participant whose employment is terminated by the Company without cause or who resigns for good reason, in each case, within 24 months following a change in control of the Company or 89 days prior to a change in control of the Company, will receive the following benefits, subject to the satisfaction of the Severance Conditions: (i) an amount equal to two times the sum of the participant’s annual base salary plus target annual cash bonus as in effect immediately prior to the date of termination, which will be paid within 10 business days following the date the release becomes effective and irrevocable (except to the extent necessary to comply with Section 409A of the Internal Revenue Code), (ii) a pro-rata portion of the participant’s annual cash bonus for the year of termination based on the greater of actual Company performance or target performance (with any portion of the bonus earned based on individual performance, assuming target performance), (iii) a lump sum cash payment equal to 18 months of COBRA coverage, and (iv) outplacement services, or at the Company’s discretion, up to $25,000 for such services. In addition, each of the participant’s unvested equity awards will vest immediately (with any performance-based awards vesting at target), and each of the participant’s vested stock option awards will remain exercisable for 36 months from the date of termination.

The foregoing description of the Severance and CIC Plan is qualified in its entirety by the full text of the Severance and CIC Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Starbucks Corporation Executive Severance and Change in Control Plan effective August 31, 2022
104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated:	September 2, 2022
		By:	/s/ Zabrina Jenkins
Zabrina Jenkins
acting executive vice president, general counsel